Exhibit 5.1

November 3, 2016

Alcoa Corporation

201 Isabella Street, Suite 500

Pittsburgh, PA 15212-5858

Ladies and Gentlemen:

I am Chief Securities and Governance Counsel and Assistant Secretary of Alcoa Corporation (the “Company”), and I have acted as counsel for the Company in connection with the preparation of the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “Commission”) for the registration, pursuant to the Securities Act of 1933, as amended (the “1933 Act”), of an aggregate of 5,000,000 shares of common stock, par value $0.01 per share, of the Company (the “Shares”), that are to be offered and sold by the Company through the Retirement Savings Plan for Hourly Employees of Alcoa USA Corp. and the Retirement Savings Plan for Salaried Employees of Alcoa USA Corp. (together, the “Alcoa Corp. Plans”).

I am of the opinion, based upon my familiarity with the affairs of the Company and upon my examination of the law and pertinent documents, that the Shares, when issued and sold pursuant to the Alcoa Corp. Plans, will be legally issued, fully paid and non-assessable shares of common stock of the Company.

I hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement with respect to the Shares under the 1933 Act. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the 1933 Act or the Rules and Regulations of the Commission issued thereunder.

Very truly yours,

/s/ Marissa P. Earnest

Marissa P. Earnest